Exhibit 4.2

EXECUTION COPY

WILLIAM LYON HOMES,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

First Supplemental Indenture

Dated as of November 21, 2014

Supplement to Indenture between William Lyon Homes and

U.S. Bank

National Association, as Trustee

dated as of November 21, 2014

i

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of November 21, 2014 (this “Supplemental Indenture”), among WILLIAM LYON HOMES, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture, dated as of November 21, 2014, between the Company and U.S. Bank National Association, a national banking association, as Trustee (the “Base Indenture,” and the Base Indenture, as supplemented by this Supplemental Indenture, the “Indenture”).

R E C I T A L S

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture, to provide for the issuance from time to time of its senior or subordinated debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), as provided in the Base Indenture, up to such principal amount as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors, or by supplemental indenture or an Officer’s Certificate;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 5.50% Senior Subordinated Amortizing Notes due December 1, 2017, (the “Notes” and each $18.01 of initial principal amount of such Securities, a “Note”), substantially in the form attached hereto as Exhibit A and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $18,014,500 (as increased by an amount equal to the Initial Principal Amount multiplied by the number of any additional Units (as defined herein) purchased by the Underwriters (as defined herein) pursuant to the exercise of their option to purchase additional Units as set forth in the Underwriting Agreement (as defined herein)), each Note initially to be issued as a component of the Unit being issued on the date hereof by the Company pursuant to the Purchase Contract Agreement, dated as of November 21, 2014, among the Company and U.S. Bank National Association, as Purchase Contract Agent, as Trustee and as attorney-in-fact for the holders of Purchase Contracts from time to time (the “Purchase Contract Agreement”).

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized in all respects; and

WHEREAS, all requirements necessary to make this Supplemental Indenture a legal, valid, binding and enforceable instrument in accordance with its terms and the terms of the Base Indenture, and to make the Notes, when duly executed, authenticated and delivered, the legal, valid, binding and enforceable obligations of the Company, have been done and performed.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Notes, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; CERTAIN DEFINITIONS

Section 1.01 Scope of Supplemental Indenture. This Supplemental Indenture supplements, and to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference hereby made.

The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $18,014,500 (as increased by an amount equal to the Initial Principal Amount multiplied by the number of any additional Units purchased by the Underwriters pursuant to the exercise of their option to purchase additional Units as set forth in the Underwriting Agreement)) and shall not apply to any other Securities that may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “5.50% Senior Subordinated Amortizing Notes due December 1, 2017.” The Notes shall be issued in accordance with the provisions of Article II of the Base Indenture, as modified pursuant to the terms hereof.

Section 1.02 Certain Definitions. Section 1.1 of the Base Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Base Indenture, shall govern. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Additional Interest” shall have the meaning set forth in Section 6.01.

“Administrative Agent” means Credit Suisse AG, in its capacity as administrative agent under the Revolving Credit Facility, together with its Affiliates, successors and assigns.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar other applicable insolvency, bankruptcy, corporate arrangement or restructuring or similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or compromise of the claims of its creditors.

“Base Indenture” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Blockage Notice” shall have the meaning set forth in new Section 13.3 of the Base Indenture.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the place of payment are authorized or required by law to close.

“Certificated Note” means a Note in definitive, registered form.

“close of business” means 5:00 p.m., New York City time.

“Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company and the Class B Common Stock, par value $0.01 per share of the Company, as it existed on the date of this Supplemental Indenture.

“Company” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Company Order” means a written order or request of the Company, which is signed in the name of the Company by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, any Vice President, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company, and delivered to the Trustee.

“Component Note” means a Note in global form and attached to a Global Unit that (a) shall evidence the number of Notes specified therein that are components of the Units evidenced by such Global Unit, (b) shall be registered on the security register for the Notes in the name of U.S. Bank National Association, as attorney-in-fact for Holder(s) of the Units of which such Notes form a part, and (c) shall be held by the Purchase Contract Agent as attorney-in-fact for such holder(s), together with the Global Unit, as custodian of such Global Unit for the Depositary.

“Designated Senior Debt” means any amounts outstanding under the Revolving Credit Facility.

“DTC” means The Depository Trust Company.

“Event of Default” shall have the meaning set forth in Section 6.01.

“Fundamental Change” shall have the meaning set forth in the Purchase Contract Agreement.

“Global Note” shall have the meaning set forth in Section 2.01(b).

“Global Note Holder” shall have the meaning set forth in Section 2.03.

“Global Unit” shall have the meaning set forth in the Purchase Contract Agreement.

“Holder” means a Person in whose name such Note is registered on the books of the Registrar.

“Indenture” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Initial Principal Amount” means $18.01 per Note.

“Installment Payment” shall have the meaning set forth in Section 2.02(a).

“Installment Payment Date” means each March 1, June 1, September 1 and December 1, commencing on March 1, 2015 and ending on December 1, 2017.

“Installment Payment Period” means the period from, and including, the Issue Date to, but excluding, the first Installment Payment Date and each subsequent full quarterly period from, and including, an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date.

“Issue Date” means November 21, 2014.

“Maturity Date” means December 1, 2017.

“Non-Recourse Indebtedness” with respect to any Person means indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such indebtedness is against the specific property identified in the instruments evidencing or securing such indebtedness and such property was acquired with the proceeds of such indebtedness or such indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such person may be realized upon in collection of principal or interest on such indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (a) environmental warranties or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (c) similar customary “bad-boy” guarantees.

“Note” and “Notes” shall have the respective meanings set forth in the Recitals and includes, for the avoidance of doubt, both Separate Notes and Component Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President (regardless of any vice presidential designation), the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Paying Agent” refers to a Person engaged to perform obligations in respect of payments made or funds held and shall initially mean the Trustee.

“Payment Blockage Period” shall have the meaning set forth in new Section 13.3 of the Base Indenture.

“Payment Default” shall have the meaning set forth in new Section 13.3 of the Base Indenture.

“pay the Notes” shall have the meaning set forth in new Section 13.3 of the Base Indenture.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Prospectus Supplement” means the Preliminary Prospectus Supplement dated November 17, 2014, related to the Units, as supplemented by the pricing term sheet dated November 17, 2014 related to the Units.

“Purchase Contract” shall have the meaning set forth in the Purchase Contract Agreement.

“Purchase Contract Agreement” shall have the meaning set forth in the Recitals.

“Registrar” refers to a Person engaged to maintain the security register for the Notes and shall initially mean the Trustee.

“Regular Record Date” means, with respect to any Installment Payment Date, the close of business 15 calendar days preceding such Installment Payment Date.

“Reporting Event of Default” shall have the meaning set forth in Section 6.01.

“Revolving Credit Facility” means the Credit Agreement, dated as of August 7, 2013, by and among the Company, William Lyon Homes, Inc., a California corporation, and Credit Suisse AG, as administrative agent.

“Securities” shall have the meaning set forth in the Recitals.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall be subordinate in right of payment to the Notes, as the case may be.

“Separate Note” means a Note that has been separated from a Unit in accordance with the terms of the Purchase Contract Agreement.

“Separate Purchase Contract” means a Purchase Contract that has been separated from a Unit in accordance with the terms of the Purchase Contract Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Successor Company” shall have the meaning set forth in Section 5.01(a)(i).

“Supplemental Indenture” shall have the meaning set forth in the first paragraph of this Supplemental Indenture.

“Trustee” means the party named in the first paragraph of this Supplemental Indenture until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter shall mean the successor serving hereunder.

“Underwriters” shall have the meaning set forth in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of November 17, 2014, between the Company, the Underwriters named therein and Oppenheimer & Co. Inc., as qualified independent underwriter, relating to the Units.

“Unit” shall have the meaning set forth in the Purchase Contract Agreement.

Section 1.03 References to Interest. Any reference to interest on, or in respect of, any Note in this Supplemental Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.01. Any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

Section 1.04 Rules of Construction. All Section references in this Supplemental Indenture refer to Sections of this Supplemental Indenture (and not the Base Indenture) unless otherwise provided.

ARTICLE 2

THE NOTES

Section 2.01 Form of Notes. (a) The Notes will initially be issued as Component Notes in the form of Attachment 4 to the form of Global Unit attached as Exhibit A to the Purchase Contract Agreement, and will be attached to the related Global Units and registered in the name of U.S. Bank National Association, as attorney-in-fact for the holder(s) of such Global Units.

(b) Holders of Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, described in Section 2.03 of the Purchase Contract Agreement. Upon separation of any Unit into its constituent parts, (i) if such Unit is a Global Unit, the Separate Notes will initially be evidenced by Global Securities in the form of Exhibit A hereto (the “Global Note”) deposited with the Trustee as custodian for the Depositary and registered in the name of the Depositary or its nominee, or (ii) if such Unit is in definitive, registered form, the Separate Notes will be evidenced by a Certificated Note, in each case, as provided in Section 2.03 of the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in Section 2.04 of the Purchase Contract Agreement.

(c) The terms of such Notes are herein incorporated by reference and are part of this Supplemental Indenture.

(d) The Notes shall be issuable in denominations initially equal to the Initial Principal Amount and integral multiples in excess thereof.

Section 2.02 Installment Payments.

(a) Installment Payment Dates. On each Installment Payment Date, the Company shall pay, in cash, installments on each Note of $1.6250 (each, an “Installment Payment”); provided that the Installment Payment on each Note on March 1, 2015 shall equal $1.8056. Installments will be paid to the person in whose name a Note is registered on the Regular Record Date corresponding to such Installment Payment Date.

(b) Installment Payment Amount. (i) Each Installment Payment shall constitute a payment of interest (at a rate of 5.50% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below.

Installment Payment Date	Amount of Principal	Amount of Interest
March 1, 2015	$1.5303	$0.2752
June 1, 2015	$1.3983	$0.2267
September 1, 2015	$1.4176	$0.2074
December 1, 2015	$1.4371	$0.1879
March 1, 2016	$1.4568	$0.1682
June 1, 2016	$1.4769	$0.1481
September 1, 2016	$1.4972	$0.1278
December 1, 2016	$1.5177	$0.1073
March 1, 2017	$1.5386	$0.0864
June 1, 2017	$1.5598	$0.0652
September 1, 2017	$1.5812	$0.0438
December 1, 2017	$1.6030	$0.0220

(ii) Each Installment Payment for any Installment Payment Period shall be computed by the Company on the basis of a 360-day year of twelve 30-day months. If an Installment Payment is payable for any period shorter or longer than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month.

(iii) If any date on which an Installment Payment is payable is not a Business Day, then payment of the Installment Payment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date when such Installment Payment was originally due.

(iv) Notwithstanding anything to the contrary herein, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of Additional Interest, if any, payable for such Installment Payment Period pursuant to Section 6.01

Section 2.03 Depositary. The Depositary for the Global Note shall initially be DTC. The Global Note (which shall initially evidence zero Notes) shall be deposited on or about the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

Section 2.04 Certificated Notes. Section 2.14.2 of the Base Indenture shall be deemed, with respect to the Notes, to be replaced in its entirety with the following:

“(b) Notwithstanding any provisions to the contrary contained in Section 2.7 of this Indenture and in addition thereto, and unless otherwise provided for a particular Series of Securities by a resolution of the Board of Directors, a supplemental indenture or an Officers’ Certificate, any Global Security shall be exchangeable pursuant to Section 2.07 of this Indenture for Securities registered in the names of Holders other than the Depositary for such Security or its nominee only if:

(i) the Depositary is unwilling or unable to continue as Depositary for such Global Note and the Company is unable to find a qualified replacement for such Depositary within 90 calendar days;

(ii) at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

(iii) an Event of Default, or any failure by the Company to observe or perform any covenant or agreement in the Indenture has occurred and is continuing and the beneficial owner of any Notes represented by a Global Note requests that its Notes be issued in physical, certificated form, or

(iv) the Company in its sole discretion determines to allow some or all Global Securities to be exchangeable for definitive securities in registered form,

then, in each case, the Company shall execute, and the Trustee, upon receipt of an Company Order for the authentication and delivery of Certificated Notes, shall authenticate and deliver Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note or Notes representing such Notes (or in an aggregate principal amount equal to the principal amount of the Notes in respect of which a beneficial owner has requested the issuance of Notes in physical, certificated form pursuant to clause (iii) or (iv) above) in exchange for such Global Note or Notes (or relevant portion thereof).

Except as provided in this Section 2.14.2, a Global Security may not be transferred except as a whole by the Depositary with respect to such Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary.”

Section 2.05 Registrar, Paying Agent and Notice Agent. The Company hereby designates the Trustee the initial Registrar, Paying Agent and Notice Agent, and the Corporate Trust Office, which shall be in the continental United States, as one such office or agency of the Company or each of the aforesaid purposes. The Corporate Trust Office shall be the place or places where the Installment Payments on the Notes shall be payable and where the Notes may be surrendered for registration of transfer or exchange and the method of such payment, if by wire transfer, mail or other means; provided that, in the event Certificated Notes are issued, the Paying Agent will maintain an office in the Borough of Manhattan for the payment of Installment Payments on such Certificated Notes; provided, further, that payment of Installment Payments may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Registrar’s register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

ARTICLE 3

NO REDEMPTION

Section 3.01 No Redemption. Article III of the Base Indenture (Redemption) shall not apply to the Notes.

Section 3.02 No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE 4

COVENANTS

Section 4.01 [Reserved]

Section 4.02 Reports. Section 4.2 of the Base Indenture shall not apply to, and shall have no force and effect with respect to, the Notes and, with respect to the Notes, shall be replaced in its entirety by the following:

“The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. For purposes of this section, documents filed by the Company with the SEC via the EDGAR system will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine if such filing has occurred.”

Section 4.03 Applicability of Covenants Contained in the Base Indenture. Each of the agreements and covenants of the Company contained in Article IV of the Base Indenture shall apply to the Notes, except as provided above.

ARTICLE 5

SUCCESSOR COMPANY

Section 5.01 Amendments to Article V of the Base Indenture.

Article V of the Base Indenture shall not apply to, and shall have no force and effect with respect to, the Notes and, with respect to the Notes, shall be replaced in its entirety with the following:

“SECTION 5.1 When Company May Merge or Transfer Assets.

(a) The Company shall not consolidate with or merge or amalgamate with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of it and its subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) the resulting, surviving or transferee person (the “Successor Company”) is a corporation organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;

(ii) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the U.S. Trustee;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; or

(iv) the Company shall have delivered to the Trustee (1) an Officers’ Certificate stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with the indenture and that immediately after giving effect to such transaction, no Default or shall have occurred and be continuing, and (2) an Opinion of Counsel, each stating that such consolidation, merger, amalgamation, winding up or disposition, and such supplemental indenture, if any, comply with the Indenture.

(b) The Company shall be released from its obligations under the Indenture and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the Notes; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.

(c) For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the disposition of all or substantially all of the properties and assets of the Company.”

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Amendments to Sections 6.1, 6.2 and 6.13 of the Base Indenture. Sections 6.1, 6.2 and 6.13 shall not apply to, and shall have no force and effect with respect to, the Notes and, with respect to the Notes, shall be replaced in their entirety with the following:

“SECTION 6.1 Events of Default. Each of the following constitutes an “Event of Default” with respect to the Notes:

(a) failure by the Company to pay any Installment Payments on Notes as and when due, and such failure continues for 30 days (whether or not such payment is prohibited pursuant to the terms of Article XIII);

(b) failure by the Company to give notice of Fundamental Change in accordance with Section 4.05(c) of the Purchase Contract Agreement;

(c) failure by the Company to duly observe or perform any other of the covenants or agreements in the Notes or in the Indenture, and such failure continues for the period and after the notice specified below;

(d) failure by the Company to comply after notice as provided below with any of their obligations under Section 4.02 of this Supplemental Indenture;

(e) default by the Company or any of its Subsidiaries under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness (other than Non-Recourse Indebtedness) for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), other than indebtedness owed to the Company or a Subsidiary, whether such indebtedness or guarantee now exists or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness; or

(ii) results in the acceleration of such indebtedness prior to its maturity;

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been an event as described under Section 6.01(e)(i) or (ii), aggregates $20.0 million or more (or its foreign currency equivalent); provided, however, that if any such default is cured or waived or any acceleration rescinded or such indebtedness is repaid, in each case, within a period of ten (10) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any declaration of acceleration shall automatically be rescinded so long as (A) such rescission does not conflict with any judgment or decree and (ii) all existing Events of Default, except nonpayment of Installment Payments that became due solely because of such acceleration of the Notes, have been cured or waived;

(f) the failure by the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(g) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or notice of intent or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the most recent audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary; or

(iii) orders the liquidation, dissolution or winding up of the Company, or any Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether such Event of Default is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, a default under Section 6.01(c) or (d) shall not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee in writing of the Default and the Company does not cure such Default in the case of 6.01(c) within 60 days of receipt of such notice, or in the case of 6.01(d) within 90 days of receipt of such notice.

Notwithstanding the foregoing, during the first 180 days after the occurrence of an Event of Default relating to the Company’s failure to comply with Section 4.02 (a “Reporting Event of Default”), the Company, by notifying the Trustee and the Paying Agent and all Holders, in writing, on or before the close of business on the fifth Business Day immediately following the date on which such Event of Default otherwise would occur (in accordance with the immediately preceding paragraph above), may elect that the sole remedy of the Holders for such a Reporting Event of Default will consist exclusively of the right to receive additional interest on the Notes (“Additional Interest”) at a rate per year equal to (i) 0.25% of the outstanding principal amount of the Notes for the first 90 days after the occurrence of such Reporting Event of Default (which, for the avoidance of doubt, will be the 91st day after written notice is provided to the Company pursuant to the immediately preceding paragraph above) and (ii) 0.50% of the outstanding principal amount of the Notes for the 90 days immediately following such 90-day period, payable in arrears on each Installment Payment Date following the date on which such Reporting Event of Default first occurs and in the same manner as regular interest on the Notes (which Additional Interest will, for the avoidance of doubt, result in an increase in the amount of any such Installment Payment). On the 181st day after such Reporting Event of Default (if such violation is not cured or waived prior to such 181st day) or if the Company does not elect to pay Additional Interest upon a Reporting Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as described in Section 6.2.

The Company will provide the Trustee written of notice of any event that would constitute a Default or Event of Default within 10 Business Days of the occurrence thereof, which notice will describe in reasonable detail the status of such Default or Event of Default and what action the Company is taking or proposes to take in respect thereof.”

“SECTION 6.2 Acceleration. (a) If an Event of Default (other than an Event of Default described Section 6.1(g) or (h) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the written request of such Holders shall, declare all Notes to be due and payable. Upon such a declaration of acceleration, all amounts on the Notes payable on all of the Notes will become due and payable immediately.

(b) If an Event of Default described in Section 6.1(g) or (h) above occurs with respect to the Company and is continuing, all amounts payable on all the Notes will become due and payable immediately and automatically without any declaration or other act on the part of the Trustee or any Holders.”

“SECTION 6.13 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of Installment Payments or a Default in respect of a provision that under Section 9.3 of the Base Indenture or Section 9.01 of this Supplemental Indenture cannot be amended without the consent of each Holder affected or without the consent of the Administrative Agent) and rescind any such acceleration with respect to the Notes and its consequences if:

(1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing events of default, other than the nonpayment of Installment Payments that have become due solely by such declaration of acceleration, have been cured or waived.”

Section 6.02 [Reserved]

Section 6.03 Restrictions Applicable During an Event of Default. If there shall have occurred and continuing an Event of Default under the Indenture, then:

(a) the Company and its Subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to any of its Capital Stock or make any guarantee payment with respect thereto other than:

(1) purchases, redemptions or other acquisitions of shares of Capital Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(2) purchases of shares of any class of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to such Default, including under a contractually binding stock repurchase plan;

(3) as a result of an exchange or conversion of any class or series of Capital Stock that, by its terms as in effect prior to the occurrence of such Default, is exchangeable for or convertible into any other class or series of the Company’s Capital Stock; and

(4) the purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged; and

(b) subject to new Article XIII of the Base Indenture, the Company and its Subsidiaries shall not make any payment of interest, principal or premium on, or repay, purchase or redeem, any unsecured debt securities issued by it that rank equally with or junior to the Notes, other than pro rata payments of accrued and unpaid interest on the Notes and any other unsecured debt securities or guarantees issued by the Company that rank equally with the Notes, except and to the extent the terms of any such debt securities would prohibit the Company from making such pro rata payment;

provided, however, that the foregoing restrictions shall not apply to any stock dividends or distributions with respect to Common Stock where the Company exclusively issues shares of Common Stock in such dividends or distributions.

Section 6.04 Applicability of Provisions Related to Events of Default Contained in the Base Indenture. The provisions of Article VI of the Base Indenture shall apply to the Notes, except as provided above.

ARTICLE 7

TAX TREATMENT

Section 7.01 Tax Treatment. The Company and each Holder agrees, for United States federal income tax purposes, to treat the Notes as indebtedness of the Company.

ARTICLE 8

SATISFACTION AND DISCHARGE; DEFEASANCE

For the avoidance of doubt, the provisions of Article VIII of the Base Indenture (Satisfaction and Discharge; Defeasance) shall apply to the Notes and in respect of this Supplemental Indenture.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01 Amendments, Supplements and Waivers. The Company and the Trustee may amend, supplement or waive defaults under this Supplemental Indenture and the Notes as provided in Article IX of the Base Indenture; provided that in addition to the provisions of Section 9.3 of the Base Indenture, no amendment, supplement or waiver shall, without the consent of each Holder affected thereby, change any Installment Payment Date or the amount of or other terms affecting any Installment Payment; provided further that in addition to the provisions of Section 9.1 of the Base Indenture, the Company and the Trustee may amend or supplement this Supplemental Indenture or the Notes without notice to or the consent of any Holder to conform the provisions of this Supplemental Indenture and the Notes to the “Description of the amortizing notes” section of the Prospectus Supplement; and provided further that in addition to the provisions of Section 9.3 of the Base Indenture, no amendment may be made to Article 10 of this Supplemental Indenture that adversely affects the rights of any holder of Designated Senior Debt then outstanding unless the Administrative Agent consents to such change.

ARTICLE 10

SUBORDINATION

Section 10.01 Subordination Terms. The following shall be added to the Base Indenture as a new Article XIII with respect to the Notes:

“SECTION 13.1. Agreement to Subordinate. The Company agrees, and each Holder by accepting a Note agrees, that the indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article XIII, to the prior payment of all Designated Senior Debt of the Company and that the subordination is for the benefit of, and enforceable by, the holders of such Designated Senior Debt. The Notes shall in all respects rank pari passu with all other Senior Debt of the Company and no indebtedness of the Company other than Designated Senior Debt shall rank senior to the Notes. All provisions of this Article XIII shall be subject to Section 13.12.

SECTION 13.2. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(a) holders of Designated Senior Debt of the Company shall be entitled to receive payment in full in cash of such Designated Senior Debt before Holders shall be entitled to receive any payment; and

(b) until the Designated Senior Debt of the Company is paid in full in cash, any payment or distribution to which Holders would be entitled but for this Article XIII shall be made to holders of such Designated Senior Debt as their interests may appear, except that Holders may receive shares of stock and any debt securities that are subordinated to such Designated Senior Debt to at least the same extent as the Notes.

SECTION 13.3. Default on Designated Senior Debt of the Company. The Company shall not pay the principal of, premium, if any, or interest on the Notes or make any deposit pursuant to Article VIII of the Base Indenture and may not purchase or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following (a “Payment Default”) occurs: (1) any Designated Senior Debt of the Company is not paid in full in cash when due; or (2) any other default on Designated Senior Debt of the Company occurs, and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waiver and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full in cash; provided, however, that the Company shall be entitled to pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Administrative Agent. During the continuance of any default (other than a Payment Default) with respect to the Designated Senior Debt of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company shall not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee of (with a copy to the Company) written notice (a “Blockage Notice”) of such default from the Administrative Agent specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Company from the Administrative Agent; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Debt has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences but subject to the provisions contained in the first sentence of this Section 13.3, unless the holders of Designated Senior Debt or the Administrative Agent shall have accelerated the maturity of such Designated Senior Debt, the

Company shall be entitled to resume payments on the Notes after the termination of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt of the Company during such period. For purposes of this Section, no default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Administrative Agent, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

SECTION 13.4. Acceleration of Payment of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Debt or the Administrative Agent of such acceleration.

SECTION 13.5. When Distribution Must Be Paid Over. If a distribution is made to Holders that, because of this Article XIII, should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of the Designated Senior Debt and pay it over to them as their interests may appear. If any Designated Senior Debt is outstanding, the Company shall not pay the Notes until five Business Days after the Administrative Agent receives notice of such acceleration and, thereafter, shall be entitled to pay the Notes only if this Article XIII otherwise permits payment at that time.

SECTION 13.6. Subrogation. After all Designated Senior Debt of the Company is paid in full, and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Designated Senior Debt to receive distributions applicable to such Designated Senior Debt. A distribution made under this Article XIII to holders of such Designated Senior Debt which otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Designated Senior Debt.

SECTION 13.7. Relative Rights. This Article XIII defines the relative rights of Holders and holders of the Designated Senior Debt. Nothing in this Indenture shall:

(a) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to make Installment Payments in accordance with their terms; or

(b) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of the Designated Senior Debt to receive distributions otherwise payable to Holders.

SECTION 13.8. Subordination May Not Be Impaired By Company. No right of any holder of Designated Senior Debt to enforce subordination of the indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

SECTION 13.9. Rights of Trustee and Paying Agent. Notwithstanding anything in this Article XIII, the Trustee or Paying Agent shall continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that under this Article XIII would prohibit the making of any payments to or by the Trustee unless and until, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article XIII. The Company or the Administrative Agent shall be entitled to give the notice. Prior to the receipt of any such written notice, the Trustee shall be entitled in all respects conclusively to presume that no such fact exists. Unless the Trustee shall have received the notice provided for in the preceding sentence, the Trustee shall have full power and authority to receive such payment and to apply the same to the purpose for which it was received and shall not be affected by any notice to the contrary which may be received by it on or after such date. The foregoing shall not apply to any Affiliate of the Company acting as Paying Agent.

The Trustee in its individual or any other capacity shall be entitled to hold Designated Senior Debt with the same rights it would have if it were not Trustee. The Registrar and Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article XIII with respect to the Designated Senior Debt which may at any time be held by it, to the same extent as any other holder of such Designated Senior Debt; and nothing in Article VII of the Base Indenture shall deprive the Trustee of any of its rights as such holder. Notwithstanding anything in this Article XIII to the contrary, all amounts owed to the Trustee (including amounts owed pursuant to Section 7.7 of the Base Indenture) in each of its capacities hereunder shall not be subordinated to the Designated Senior Debt.

SECTION 13.10. Distribution or Notice to Administrative Agent. Whenever any Person is to make a distribution or give a notice to holders of Designated Senior Debt, such Person shall be entitled to make such distribution or give such notice to the Administrative Agent.

SECTION 13.11. Not to Prevent Events of Default or Limit Right to Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article XIII shall not be construed as preventing the occurrence of a Default. Nothing in this Article XIII shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

SECTION 13.12. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article VIII of the Base Indenture by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of the Designated Senior Debt or subject to the restrictions set forth in this Article XIII if the provisions of this Article XIII were not violated at the time funds were deposited in trust with the Trustee pursuant to Article VIII of the Base Indenture, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Designated Senior Debt or any other creditor of the Company.

SECTION 13.13. Trustee Entitled to Rely. Upon any payment or distribution pursuant to this Article XIII, the Trustee, subject to Section 7.1 of the Base Indenture, and the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 13.2 hereof are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (3) upon the Administrative Agent for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Designated Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIII. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Designated Senior Debt to participate in any payment or distribution pursuant to this Article XIII, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Designated Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XIII, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.1 and 7.2 of the Base Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XIII.

SECTION 13.14. Trustee to Effectuate Subordination. Each Holder by accepting a Note authorizes and directs the Trustee on its behalf to execute such documentation and to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Designated Senior Debt as provided in this Article XIII and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 13.15. Trustee Not fiduciary for Holders of Designated Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Debt and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Designated Senior Debt shall be entitled by virtue of this Article XIII or otherwise. With respect to the holders of Designated Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of Designated Senior Debt shall be read into this Indenture against the Trustee.

SECTION 13.16. Reliance by Holders of Designated Senior Debt on Subordination Provisions. Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of Designated Senior Debt to acquire and continue to hold, or to continue to hold, such Designated Senior Debt, and such holder of such Designated Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Designated Senior Debt.”

ARTICLE 11

MISCELLANEOUS

Section 11.01 of this Supplemental Indenture amends Section 10.2 of the Base Indenture for purposes of the Notes. In addition, Sections 11.02, 11.03 and 11.04, of this Supplemental Indenture are hereby added to Article X of the Base Indenture for purposes of the Notes.

Section 11.01 Notices

(a) Pursuant to Section 10.2 of the Base Indenture, the Company and the Trustee hereby designate the following addresses, which shall apply for purposes of any notice or communication in respect of the Notes or the Indenture as it relates to the Notes:

if to the Company:

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile: (949) 476-2178

Attention: Chief Financial Officer

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Fascimile: (714) 755-8290

Attention: Cary K. Kyden and Michael A. Treksa

if to the Trustee:

U.S. Bank National Association

EP-MN-WS3C

60 Livingston Avenue

St. Paul, Minnesota 55107

Fax: (651) 466-7430

Attention: Corporate Trust Department

(b) Notwithstanding Section 10.2 of the Base Indenture, except as provided in this subsection below, any notice or communication to the Company or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address specified in Section 11.01(a) of this Supplemental Indenture. All notices and communications (other than those sent to Holders) shall be deemed to have been duly given, whether personally delivered, sent by facsimile or electronic transmission, or mailed by first-class mail to the address set forth in Section 11.01(a) of this Supplemental Indenture, shall be deemed duly given, regardless of whether the addressee receives such notice or communication; provided that any notice or communication delivered to the Trustee shall be deemed effective only upon actual receipt thereof and no notice may be given to the Trustee by means of electronic transmission unless and until the Trustee has, by notice to the Company, designated such email address for notices or communications under the Base Indenture or this Supplemental Indenture.

(c) In addition, and notwithstanding anything to the contrary in Section 10.2 of the Base Indenture, the following language is hereby added to Section 10.2 of the Base Indenture for purposes of the Notes:

“Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.”

Section 11.02 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 11.03 Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes (except the Trustee’s certificate of authentication) shall be taken as statements of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness of the same. Neither the Trustee nor any of its agents (a) makes any representation as to the validity or adequacy of this Supplemental Indenture or the Notes or (b) shall be accountable for the Company’s use or application of the proceeds from the Units of which the Notes are a part.

Section 11.04 Governing Law; Waiver of Jury Trial.

Sections 10.10 and 10.18 of the Base Indenture shall not apply to, and shall have no force and effect with respect to, the Notes and, with respect to the Notes shall be replaced in their entirety with the following:

“Section 10.10. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDS TO THE CONFLICT OF LAWS PROVISIONS THEREOF).”

“Section 10.18. Waiver of Jury Trial; Jurisdiction. (a) EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A UNIT OR SEPARATE NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) (i) Each of the Company and the Trustee expressly accepts and irrevocably submits to the non-exclusive jurisdiction of the United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York, over any suit, action or proceeding arising out of or relating to the Indenture or the Notes. To the fullest extent it may effectively do so under applicable law, each of the Company and the Trustee irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii) Each of the Company and the Trustee agrees, to the fullest extent that it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 10.18(b) brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal, and may be enforced in the courts of the United States of America or the State of New York (or any other court the jurisdiction to which the Company is or may be subject) by a suit upon such judgment. Nothing in this Section 10.18 shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.”

Section 11.05 Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.06 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

WILLIAM LYON HOMES

By:	/s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

U.S. BANK NATIONAL ASSOCIATION, as trustee

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to the First Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE IF A GLOBAL NOTE]

[THIS NOTE IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS REGISTERED GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

WILLIAM LYON HOMES

5.50% SENIOR SUBORDINATED AMORTIZING NOTES

DUE DECEMBER 1, 2017

CUSIP: 552074 866 ISIN: US5520748667

No.	[Initial]* Number of Notes

WILLIAM LYON HOMES, a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [CEDE & CO., as nominee of The Depository Trust Company]* [            ]** or registered assigns, the initial principal sum of $18.01 for each of the number of Notes set forth above[, or such other number of Notes as set forth in the Schedule of Increases or Decreases in a Global Note attached hereto, which shall not exceed 1,000,000 Notes at any time (except that such maximum may be increased by a number of Notes equal to the aggregate number of any additional Units purchased by the Underwriters pursuant to the exercise of their option to purchase additional Units as set forth in the Underwriting Agreement),]* in quarterly Installment Payments (each such payment, an “Installment Payment” constituting a payment of interest at the rate per year of 5.50% and a partial repayment of principal) payable on March 1, June 1, September 1 and December of each year (each such date, an “Installment Payment Date “ and the period from, and including, November 21, 2014 to, but excluding, March 1, 2015 and each subsequent full quarterly period from and including an Installment Payment Date to, but excluding, the immediately succeeding Installment Payment Date, an “Installment Payment Period”), commencing on March 1, 2015, all as set forth on the reverse hereof, with the final Installment Payment due and payable on December 1, 2017. Notwithstanding the foregoing, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of Additional Interest, if any, payable for such Installment Payment Period as provided in the Indenture.

The Installment Payment payable on any Installment Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If an Installment Payment is payable for any period shorter or longer than a full Installment Payment Period, such Installment Payment shall be computed on the basis of the actual number of days elapsed per 30-day month.

In the event that any date on which an Installment Payment is payable is not a Business Day, then the Installment Payment on such date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in

*	Include only if a Global Note.
**	Include only if not a Global Note.

respect of any such delay. However, if such Business Day is in the next succeeding calendar year, then such Installment Payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Installment Payment was originally due.

Installment Payments shall be paid to the person in whose name the Note is registered at the close of business 15 calendar days preceding such Installment Payment Date (each, a “Regular Record Date”).

Installment Payments shall be payable at the Corporate Trust Office in accordance with the provisions of the Indenture; provided, however, that payment of Installment Payments may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Registrar’s register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to or be valid or obligatory for any purpose until the Certificate of Authentication shall have been signed by or on behalf of the Trustee.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

WILLIAM LYON HOMES, as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

[FORM OF REVERSE OF NOTE]

WILLIAM LYON HOMES

5.50% SENIOR SUBORDINATED AMORTIZING NOTES

DUE DECEMBER 1, 2017

This Note is one of a duly authorized series of Securities of the Company designated as its 5.50% Senior Subordinated Amortizing Notes due December 1, 2017 (herein sometimes referred to as the “Notes”), issued under the Indenture, dated as of November 21, 2017, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) , which terms includes any successor trustees under the Indenture (the “Base Indenture,” and, as supplemented by the First Supplemental Indenture, dated November 21, 2014, (the “Supplemental Indenture”), among the Company and the Trustee (the Base Indenture and the Supplemental Indenture collectively, the “Indenture”), to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders. The terms of other series of Securities issued under the Indenture may vary with respect to interest rates, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Indenture. The Indenture further provides that securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. This series of Securities is limited in aggregate principal amount as specified in said Supplemental Indenture.

Each installment shall constitute a payment of interest (at a rate of 5.50% per annum) and a partial repayment of principal on the Note, allocated as set forth in the schedule below:

Installment Payment Date	Amount of Principal	Amount of Interest
March 1, 2015	$1.5303	$0.2752
June 1, 2015	$1.3983	$0.2267
September 1, 2015	$1.4176	$0.2074
December 1, 2015	$1.4371	$0.1879
March 1, 2016	$1.4568	$0.1682
June 1, 2016	$1.4769	$0.1481
September 1, 2016	$1.4972	$0.1278
December 1, 2016	$1.5177	$0.1073
March 1, 2017	$1.5386	$0.0864
June 1, 2017	$1.5598	$0.0652
September 1, 2017	$1.5812	$0.0438
December 1, 2017	$1.6030	$0.0220

Notwithstanding the foregoing, the amount of any Installment Payment for any Installment Payment Period shall be increased by the amount of Additional Interest, if any, payable for such Installment Payment Period as provided in the Indenture.

The Notes are subordinated in right of payment to the Company’s Designated Senior Debt. To the extent provided in the Indenture, Designated Senior Debt must be paid before the Notes may be paid. The Company agrees, and each Holder, by accepting a Note, agrees to the subordination provisions contained in the Indenture, authorizes the Trustee to give such provisions effect and appoints the Trustee as attorney-in-fact for such purpose.

This Note will not be subject to redemption at the option of the Company. This Note is not entitled to the benefit of any sinking fund.

The Indenture contains provisions for defeasance and covenant defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default (other than an Event of Default described in Sections 6.1(g) or 6.1(h) of the Base Indenture (according to Section 6.01 of the Supplemental Indenture) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the written request of such Holders shall, declare all Notes to be due and payable. Upon such a declaration of acceleration, all amounts on the Notes payable on all of the Notes shall be due and payable immediately. This provision, however, is subject to the condition that, at any time after such a declaration of acceleration, and before any judgment or decree for the payment of the money due shall have been obtained or entered, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all defaults and rescind and annul such declaration and its consequences, if certain conditions are met as set forth in the Indenture.

If an Event of Default described in Sections 6.1(g) or 6.1(h) of the Base Indenture (according to Section 6.01 of the Supplemental Indenture) occurs with respect to the Company and is continuing, all amounts payable on all the Notes shall be due and payable immediately and automatically without any declaration or other act on the part of the Trustee or any Holders.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Securities at the time outstanding of each series issued under the Indenture to be affected thereby, to execute supplemental indentures for certain purposes as described therein.

No provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay installments on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

The Notes are originally being issued as part of the 6.50% Units (the “Units”) issued by the Company pursuant to the Purchase Contract Agreement, dated as of November 21, 2014, among the Company and U.S. Bank National Association, as Purchase Contract Agent, as Trustee and as attorney-in-fact for the holders of Purchase Contracts from time to time (the “Purchase Contract Agreement”). Holders of Units have the right to separate such Units into their constituent parts, consisting of Separate Purchase Contracts and Separate Notes, during the times, and under the circumstances, described in the Purchase Contract Agreement. Following separation of any Unit into its constituent Separate Note and Separate Purchase Contract, the Separate Notes are transferable independently from the Separate Purchase Contracts. In addition, Separate Notes can be recombined with Separate Purchase Contracts to recreate Units, as provided for in the Purchase Contract Agreement. Reference is hereby made to the Purchase Contract Agreement for a more complete description of the terms thereof applicable to the Units and Notes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note shall be registered by the Registrar on its books and records, upon surrender of this Note for registration of transfer at the office or agency of the Company, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are initially issued in the form of Global Securities without coupons in initial minimum denominations of one Note and integral multiples in excess thereof.

No charge shall be made for any such registration of transfer or exchange (except as otherwise expressly permitted in the Indenture), but the Company may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

The Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Holder in whose name any Note shall be registered upon books and records of the Registrar for the Notes as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon) for the purpose of receiving Installment Payments on such Note and for all other purposes; and neither the Company nor the Trustee nor any agent of the Company or the U.S. Trustee shall be affected by any notice to the contrary.

This Note and the Indenture, and any claim, controversy or dispute arising under or related to the Indenture or this Note, for all purposes shall be governed by and construed in accordance with the laws of the State of New York (without regards to the conflict of laws provisions thereof). Each of the Company and the Trustee, and each Holder of a Security by its acceptance thereof, hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right it may have to trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or this Note, or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Note by the Holders hereof and as part of the consideration for the issue of this Note.

The Company and each Holder agrees, for United States federal income tax purposes, to treat the Notes as indebtedness.

In the case of any conflict between this Note and the Supplemental Indenture, the provisions of the Supplemental Indenture shall control.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:
Signature:
Signature Guarantee:

(Sign exactly as your name appears on the other side of this Note)

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

By:
Name
Title:

Attest:

By:
Name
Title:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN A GLOBAL NOTE

The initial number of Notes evidenced by this Global Note is            . The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in number of Notes evidenced by this Global Note	Amount of increase in number of Notes evidenced by this Global Note	Number of Notes evidenced by this Global Note following such decrease (or increase)	Signature of authorized signatory of the Registrar